Exhibit 99.1

Schnitzer Steel Reports 34% Increase in Second Quarter Earnings Per Share

PORTLAND, Ore.--(BUSINESS WIRE)--Schnitzer Steel Industries, Inc. (Nasdaq:SCHN) today reported net income of $36 million, or $1.25 per diluted share, for the fiscal 2008 second quarter ended February 29, 2008. The earnings per share was a second quarter record and quarterly revenues of $751 million were the highest ever. Compared to the second quarter of fiscal 2007, revenues increased 24% and earnings per share increased 34%.

(in millions, except per-share data)	Second Quarter 2008	Second Quarter 2007	First Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$751	$604	$604	$1,355	$1,114
Operating Income	$59	$47	$41	$100	$81
Net Income	$36	$28	$25	$61	$50
Diluted EPS	$1.25	$0.93	$0.85	$2.10	$1.60

“Our second quarter operating results were strong,” said John D. Carter, President and Chief Executive Officer. “All three of our operating businesses recorded year over year growth in both revenues and operating income. Driven by continued strong worldwide demand for recycled metals, prices for ferrous scrap reached unprecedented levels, and our export platform continued to provide us the ability to sell to the regions of the world where demand was greatest. Prices in our Metals Recycling Business not only more than offset freight price increases which occurred in the first quarter of this year but also outpaced increases in the cost of acquiring raw materials. As a result, we were able to expand margins both sequentially and compared to the prior year.”

“The Auto Parts Business continued to show year over year improvements in both revenues and operating income through our ongoing focus on increases in vehicle purchases,” added Carter. “The Steel Manufacturing Business benefited from positive supply and demand dynamics as selling prices increased due to shortages in finished steel resulting from a low level of imports,” he concluded.

Commenting on the second quarter results, Tamara Lundgren, Executive Vice President and Chief Operating Officer said, “The results in our Metals Recycling Business were driven by our ability to maximize the benefits from the strong markets through operating efficiencies from our capital investment program as well as our overall scale. In our Auto Parts Business, the improved extraction and sales of cores helped offset the normal seasonal decline in self-service parts sales and in the Steel Manufacturing Business our ability to utilize our increased capacity during the first quarter allowed us to post record sales volumes despite planned maintenance shutdowns of the melt shop and largest rolling mill during the second quarter.”

Metals Recycling Business

The worldwide demand for recycled metal continued to remain strong.

($ in millions, except selling prices; ferrous volume in thousands of long tons, non-ferrous volumes in millions of pounds)	Second Quarter 2008	Second Quarter 2007	First Quarter 2008	Year to Date 2008	Year to Date 2007
Total Revenues	$597	$486	$481	$1,078	$887
Ferrous Revenues	$497	$396	$388	$885	$711
Ferrous Volumes (Processing/ Trading)	1,128/149	1,143/276	1001/135	2,129/284	2,011/596
Avg. Net Ferrous Selling Prices ($/LT)(1) (Processing/ Trading)	$326/337	$237/257	$280/313	$305/326	$232/254
Nonferrous Volumes	96	90	89	185	170
Avg. Net Nonferrous Selling Prices ($/LB)(1)	$0.98	$0.96	$1.00	$0.99	$0.99
Operating Income(2)	$52	$40	$30	$82	$65

(1) Selling prices are shown net of freight
(2) Includes operating income from joint ventures

Revenues for the Metals Recycling Business increased 23% over the second quarter of 2007. The increase was a result of record ferrous scrap prices and higher nonferrous sales volumes. Average net ferrous processing selling prices were $326/ton, a 38% year over year increase. Nonferrous sales volumes increased 7% to 96 million pounds and, together with the higher ferrous selling prices, offset a 46% decline in ferrous trading sales volumes.

Compared to the first quarter of 2008, revenues increased 24% due to higher ferrous prices and ferrous and nonferrous processing volumes. The second quarter benefited from five shipments of ferrous scrap which were delayed into the quarter due to a tight shipping market in the first quarter.

The worldwide markets for ferrous scrap metal were robust. Strong demand for scrap resulted in an increase in average gross prices, which more than offset the rapid first quarter increase in export freight costs. Combined with moderating freight costs, average net sales prices increased significantly on both a year over year and quarter over quarter basis. Nonferrous prices were consistent with prior year and quarter levels.

Operating income for the quarter was 31% higher than the second quarter of 2007 due to increases in net ferrous sales prices, which more than offset higher raw materials costs, and higher nonferrous volumes and prices. Compared to the first quarter of 2008, operating income increased 75% due to higher ferrous sales volumes and prices, as well as higher nonferrous volumes.

Auto Parts Business

The Auto Parts Business continued to show healthy year over year growth in sales and operating income due to its focus on increasing volumes and higher prices for cores and scrap.

($ in millions, except locations)	Second Quarter 2008	Second Quarter 2007	First Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$77	$60	$72	$149	$121
Operating Income	$7	$5	$7	$14	$9
Locations (end of quarter)	53	52	53	53	52

Revenues for the Auto Parts Business increased 29% over the same period last year, primarily as a result of a 22% increase in self-service volumes, higher prices for cores and scrap and improved full-service parts sales. Compared to the first quarter of 2008, revenues increased due to higher prices for scrap and cores and higher full-service parts sales, which offset the expected seasonal decline in self-service parts sales.

Operating income increased 31% from the second quarter of 2007, primarily due to higher self-service volumes and improved core yields. Compared to the first quarter of 2008, operating income declined 9% due to lower seasonal self-service parts sales.

Steel Manufacturing Business

The Steel Manufacturing Business achieved record sales volumes.

($ in millions, except, except selling prices; volume in thousands of tons)	Second Quarter 2008	Second Quarter 2007	First Quarter 2008	Year to Date 2008	Year to Date 2007
Revenues	$143	$99	$110	$253	$195
Finished Goods Avg. Net Selling Prices ($/T)	$616	$536	$601	$609	$542
Finished Goods Sales Volume	202	177	174	376	344
Operating Income	$13	$12	$14	$28	$27

Revenues for the Steel Manufacturing Business rose 45% on a year over year basis, primarily due to an $80 per ton, or 15%, increase in average sales prices and a 25 thousand ton, or 14%, increase in sales volumes for finished goods. Sales volumes were a quarterly record. Compared to the first quarter of 2008, revenues increased 31% on higher prices and volumes despite softening demand, particularly in the Southwestern region of the U.S., as a significant decline in imported steel reduced the volume of finished steel products available for sale in the west coast markets.

Year over year operating income increased 11% as the higher volumes were only partially offset by a lower metal spread. Compared to the first quarter, operating income declined 8% as a lower metal spread and costs related to the planned shutdown of the melt shop and one of the rolling mills for heavy maintenance offset higher sales volumes achieved during the quarter.

Share Repurchase Program

During the quarter, the Company repurchased 145,500 shares of its Class A common stock at an average cost of $50/share. The Company is authorized by the Board of Directors to repurchase an additional 1.7 million shares.

Outlook

The Company said the factors that will affect its results in the third quarter of 2008 include:

Metals Recycling Business:

Pricing. The export markets for ferrous scrap metal have strengthened significantly, and domestic demand is also firming. As a result, based on orders received to date, average ferrous selling prices, net of freight, are expected to increase from $75 to $100/ton over the net prices received in the recently completed second quarter. Nonferrous prices are expected to increase slightly.

Sales volumes. Third quarter ferrous processing sales volumes are expected to approximate the volumes shipped in the second quarter. Quarter over quarter nonferrous sales volumes are expected to increase approximately 10% and approximate the volumes shipped in the third quarter of fiscal 2007.

Margins. Export selling prices are expected to increase more than domestic prices, resulting in improved margins on ferrous processing export sales on both a quarter over quarter and year over year basis.

Auto Parts Business:

Revenue. All sources of revenue are expected to show improvement compared to both the third quarter of 2007 and the second quarter of 2008 due to higher volumes, higher prices for recycled metals and higher parts sales.

Margins. Margins in the third quarter are expected to improve from the second quarter of this year due to seasonal improvements in parts sales. Compared to the same period in 2007, higher costs for scrapped vehicles are expected to partially offset the benefit of higher revenues and result in operating margins which decline on a percentage basis.

Steel Manufacturing Business:

Pricing. Market prices for finished steel products are expected to remain strong despite soft domestic demand as the level of import activity continues to remain low. Higher raw material costs are also expected to contribute to higher selling prices as supply conditions permit steel manufacturers to pass on a portion of these higher costs. As a result of these conditions, net average selling prices for the third quarter are expected to increase approximately 10-15% over net prices received in the second quarter.

Volumes. Sales volumes are expected to remain at relatively high levels and approximate the record volumes shipped in the recently completed second quarter.

Margins. Compared to the third quarter of 2007, the spread between selling prices and scrap costs is expected to narrow, and coupled with higher overall revenues, is expected to result in lower margins on a percentage basis. Compared to the recently completed second quarter, higher production volumes in both the melt shop and the rolling mills and the impact of costs incurred in the second quarter for planned maintenance are expected to offset a lower metals spread and result in improved margins.

Second Quarter 2008 Conference Call

A conference call to discuss results will be held today, April 3, 2008, at 11:30 a.m. EDT, hosted by John Carter, Chief Executive Officer, and Richard Peach, Chief Financial Officer. The call will be webcast and is accessible on Schnitzer Steel's web site at www.schnitzersteel.com.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 36 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 35 self-service facilities and 18 full-service facilities located in 14 states and in western Canada. With an annual production capacity of over 750,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 102nd year of operations in fiscal 2008.

This news release, particularly the Outlook section, contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s outlook for the business and statements as to expected pricing, sales volume, operating margins and operating income. Such statements can generally be identified because they contain “expect,” “believe,” “anticipate,” “estimate” and other words that convey a similar meaning. One can also identify these statements as statements that do not relate strictly to historical or current facts. Examples of factors affecting the Company that could cause actual results to differ materially from current expectations are the following: volatile supply and demand conditions affecting prices and volumes in the markets for both the Company’s products and the raw materials it purchases; world economic conditions; world political conditions; changes in federal and state income tax laws; government regulations and environmental matters; impact of pending or new laws and regulations regarding imports and exports into the United States and other foreign countries; foreign currency fluctuations; competition; seasonality, including weather; energy supplies; freight rates and availability of transportation; loss of key personnel; expectations regarding the Company’s compliance program; the inability to obtain sufficient quantities of scrap metal to support current orders; purchase price estimates made during acquisitions; business integration issues relating to acquisitions of businesses; new accounting pronouncements; availability of capital resources; creditworthiness of and availability of credit to suppliers and customers; and business disruptions resulting from installation or replacement of major capital assets, as discussed in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. One should understand that it is not possible to predict or identify all factors that could cause actual results to differ from the Company’s forward-looking statements. Consequently, the reader should not consider any such list to be a complete statement of all potential risks or uncertainties. The Company does not assume any obligation to update any forward-looking statement.

For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
(in thousands, except per share amounts)
(Unaudited)

For the Three Months Ended			For the Six Months Ended
February 29,		February 28,	February 29,	February 28,
2008		2007	2008	2007
REVENUES:

Metals Recycling Business:
Ferrous sales:
Processing	$438,976	315,930	777,926	539,022
Trading	58,112	80,414	107,443	171,927
Nonferrous sales	96,158	87,931	185,764	169,925
Other sales	3,311	1,845	6,896	5,731
Total sales	596,557	486,120	1,078,029	886,605

Auto Parts Business	77,333	59,786	149,496	120,594
Steel Manufacturing Business	143,498	98,924	253,187	194,984
Intercompany sales eliminations	(65,916)	(40,388)	(125,342)	(87,887)
Total	$751,472	$604,442	$1,355,370	$1,114,296

INCOME (LOSS) FROM OPERATIONS:

Metals Recycling Business:
Processing	$48,756	38,814	77,948	62,707
Trading	3,184	942	3,628	1,892
Auto Parts Business	6,540	5,007	13,754	8,802
Steel Manufacturing Business	13,165	11,910	27,509	27,269
Corporate expense	(11,993)	(11,074)	(21,505)	(20,769)
Intercompany eliminations	(855)	1,665	(1,169)	939
Total	$58,797	$47,264	$100,165	$80,840

NET INCOME	$35,871	$28,446	$60,582	$49,604

BASIC EARNINGS PER SHARE	$1.27	$0.94	$2.13	$1.62

DILUTED EARNINGS PER SHARE	$1.25	$0.93	$2.10	$1.60

SHARE INFORMATION (THOUSANDS):
Basic shares outstanding	28,242	30,366	28,386	30,556

Diluted shares outstanding	28,791	30,607	28,916	30,906

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007
Revenues	$751,472	$604,442	$1,355,370	$1,114,296

Cost of goods sold	642,395	515,618	1,161,772	950,324
Selling, general and administrative	51,917	42,741	96,810	85,599
(Income) from joint ventures	(1,637)	(1,181)	(3,377)	(2,467)

Operating income	58,797	47,264	100,165	80,840

Other income (expense):
Interest expense	(2,648)	(2,305)	(4,996)	(3,367)
Other income (expense), net	97	285	710	1,402
	(2,551)	(2,020)	(4,286)	(1,965)

Income before income taxes and minority interests	56,246	45,244	95,879	78,875

Income tax expense	(19,881)	(16,265)	(34,106)	(28,336)

Income before minority interests	36,365	28,979	61,773	50,539

Minority interests, net of tax	(494)	(533)	(1,191)	(935)

Net income	$35,871	$28,446	$60,582	$49,604

Basic earnings per share	$1.27	$0.94	$2.13	$1.62

Diluted earnings per share	$1.25	$0.93	$2.10	$1.60

Schnitzer Steel Industries, Inc.
Selected Operating Statistics
(Unaudited)
			Total					Total
	Q1 FY08	Q2 FY08	FY08	Q1 FY07	Q2 FY07	Q3 FY07	Q4 FY07	FY07
Metals Recycling Business
Ferrous Recycled Metal Selling Prices ($/LT)(1)
Domestic	$279	$323	$302	$219	$233	$293	$273	$256
Exports	280	329	307	230	238	295	292	266
Total Processing	280	326	305	226	237	294	287	263
Trading	313	337	326	252	257	308	298	279

Ferrous Processing Sales Volume (LT)
Cascade	179,686	170,221	349,907	191,090	151,383	185,281	176,768	704,522
Domestic	178,833	210,825	389,658	155,970	174,752	199,587	191,250	721,559
Export	642,142	746,736	1,388,878	521,200	816,683	643,031	884,104	2,865,018
Total Processed	1,000,661	1,127,782	2,128,443	868,260	1,142,818	1,027,899	1,252,122	4,291,099

Ferrous Trading Sales Volume (LT)
Trading	134,957	148,899	283,856	320,018	276,220	362,305	253,281	1,211,824
Total Ferrous Sales Volume (LT)	1,135,618	1,276,681	2,412,299	1,188,278	1,419,038	1,390,204	1,505,403	5,502,923

Nonferrous Average Price ($/pound)(1)	$1.000	$0.980	$0.988	$1.017	$0.964	$1.049	$1.042	$1.020

Nonferrous Sales Volume (pounds, in thousands)	88,808	96,278	185,086	79,729	90,140	108,149	105,068	383,086

Steel Manufacturing Business
Finished Goods Selling Prices ($/NT)(1)
Average	$601	$616	$609	$548	$536	$596	$617	$574

Sales Volume (NT)
Finished Goods	174,230	202,160	376,390	166,938	177,301	182,427	183,635	710,301

Auto Parts Business
Number of self-service locations at end of quarter	35	35		35	35	35	35
Number of full-service sites at end of quarter	18	18		17	17	17	17
(1) Price information is shown after a reduction for the cost of freight incurred to deliver the product to the customer.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per share amounts)

	February 29, 2008	August 31, 2007
Assets
Current assets:
Cash and cash equivalents	$37,516	$13,410
Accounts receivable, net	154,271	170,212
Inventories	285,264	258,568
Other current assets	26,760	19,286
Total current assets	503,811	461,476

Property, plant and equipment, net	403,869	383,910

Goodwill and other assets	331,686	306,028

Total assets	$1,239,366	$1,151,414

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$478	$20,275
Other current liabilities	167,107	171,914
Total current liabilities	167,585	192,189

Long-term debt	189,132	124,079

Other long-term liabilities	73,215	64,709

Minority interests	3,340	5,373

Shareholders’ equity	806,094	765,064

Total liabilities and shareholders’ equity	$1,239,366	$1,151,414

CONTACT:
Schnitzer Steel Industries, Inc.
Rob Stone, 503-224-9900 (Investor Relations)
Tom Zelenka, 503-323-2821 (Press Relations)
www.schnitzersteel.com
ir@schn.com